AMENDED AND RESTATED
                             WILLIAM MCGLASHAN, JR.
                              EMPLOYMENT AGREEMENT


            EMPLOYMENT AGREEMENT (the "Agreement") dated as of June 21, 1999, between PHARMANEX, INC., a Delaware corporation ("Company"), and WILLIAM MCGLASHAN, JR. ("Executive").

            WHEREAS, the Company is a wholly owned subsidiary of Generation Health Holdings, Inc.;

            WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization between Generation Health Acquisitions, Corp., Nu Skin Enterprises, Inc. ("Parent") and Generation Health Holdings, Inc., dated as of October 5, 1998 ("Merger Agreement"), the Company became an indirect wholly owned subsidiary of the Parent;

            WHEREAS, following the transactions contemplated by the Merger Agreement, the Company wished to have the Executive continue to provide services under the terms of an Employment Agreement dated October 5, 1999 (the " Original Employment Agreement").

            WHEREAS, the Company and Executive wish to amend and restate the terms of the Original Employment Agreement,

            NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. EFFECTIVENESS OF AGREEMENT

            1.1. General. This Agreement shall become effective as of the date hereof and shall replace in its entirety the Original Employment Agreement, recognizing the effectiveness of the Original Employment Agreement from the date of its execution until the date hereof.

2. EMPLOYMENT AND DUTIES

            2.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as President of the Company, upon the terms and conditions herein contained. In such capacity, Executive shall report directly to the Chief Executive Officer of the Parent. The Executive shall perform such other duties and services for the Company and the Parent as may be reasonably designated from time to time by the Parent and as are consistent with Executive's title. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Parent.

            2.2. Exclusive Services. Except as may otherwise be approved in advance by the Board of Directors of the Company ("Board"), and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout the Employment Term (as defined below) to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Executive may participate in charitable and philanthropic activities so long as they don't interfere with his duties hereunder.

            2.3. Term of Employment. The Executive's employment under this Agreement shall commence as of the Effective Time (as defined in the Merger Agreement) and shall terminate on the earlier of (a) December 31, 2001, or (b) the termination of the Executive's employment pursuant to this Agreement. The period commencing as of the Effective Time and ending on December 31, 2001 or such earlier date on which Executive's employment with the Company terminates, is hereinafter referred to as the "Employment Term". Executive may terminate his employment with the Company at any time and for any reason upon twelve (12) months prior written notice to the Company.

            2.4. Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with the Parent's policies and procedures.

            2.5. Termination of Prior Agreements. Executive agrees and acknowledges that, upon the Effective Time, all prior employment agreement, compensation and incentive arrangements and rights to acquire equity of the Company (except as provided expressly herein and except for options expressly assumed by Parent in the Merger Agreement and except for the Indemnity Agreement between Executive and Generation Health Holdings, Inc. (unless Executive and the Company enter into a replacement Indemnification Agreement in form and substance satisfactory to Executive)) are cancelled in their entirety and are of no further force or effect.

3. SALARY

            3.1. Base Salary. From the date hereof, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of $260,000 per annum, payable twice monthly in arrears in equal installments in accordance with the Parent's payroll practices.

            3.2. Annual Review. The Executive's Base Salary shall be reviewed for potential increase by the Parent, based upon the Executive's performance, not less often than annually. Any positive adjustments in Base Salary effected as a result of such review shall be made by the Parent in its sole discretion; provided, however, that during the three year period of the Employment Term only, the Executive shall receive a minimum increase of ten percent (10%) per annum.

            3.3. Bonus. During his employment under this Agreement, the Executive shall be entitled to participate in Parent's Cash Incentive Plan ("Bonus Plan"), under which the Executive shall be entitled to participate at the highest level available to executives of the Parent and to receive bonuses of up to 190% of his Base Salary annually, based on his level of achievement of the applicable performance criteria. During the Employment Term, however, Executive's semi-annual bonuses shall not be less than $80,500, provided that any bonus paid in September 1999 shall not be less than $54,000. Any bonus will be paid in cash in accordance with of the terms and conditions of the Bonus Plan. If Executive would have been entitled to a bonus under this Section for any bonus period (January 1 to June 30, and July 1 to December 31) but for the fact that he is no longer employed by the Company on a bonus payment date (March 15 or September 15), as opposed to during a bonus period, other than as a result of a termination for Cause or Executive's resignation, then Executive shall nonetheless be entitled to and be paid the applicable bonus.

4. LONG-TERM INCENTIVE COMPENSATION.

            The Company will provide the Executive with the following long-term incentive compensation arrangement in accordance with the terms of Parent's 1996 Incentive Stock Option Plan ("Stock Option Plan").

                  (a) As soon as practicable after the date hereof, Parent will grant the Executive nonqualified stock options ("Options") to acquire 450,000 shares of Parent common stock ("Shares"); 120,000 of the Options will be designated Series A Options ("Series A Options"), 150,000 of the Options will be designated Series B Options ("Series B Options") and 180,000 of the Options will be designated Series C Options ("Series C Options"), in each case with an exercise price equal to $17.00 per share.

                  (b) For each of the three fiscal years of the Company beginning with fiscal year 1999 ("Performance Period"), one-third of each of the Series A, Series B and Series C Options will vest (and become exercisable) at the end of each fiscal year if the following conditions are satisfied: (i) the Pharmanex/IDN Gross Profit objectives for such fiscal year for such series and set forth on Appendix A (which may be equitably adjusted from time to time, in the sole determination of Parent's Board of Directors acting reasonably and in good faith, to reflect significant changes and developments in the Company's operations resulting from acquisitions or dispositions of other companies or business) ("Gross Profit") are met or exceeded,and (ii) the Executive is employed by the Company or an affiliate continuously until the last day of such fiscal year. For purposes of this Agreement, Gross Profit of the Company shall be calculated by the Parent=s independent certified public accountants in accordance with generally accepted accounting principles. In the event that Parent's Board of Directors determines that an increase in the Gross Profit objectives is warranted in accordance with the foregoing, such objectives shall be adjusted upward by an amount equal to the annualized gross profit results for the acquired company in the year of acquisition, plus the lesser of (i) 10% ten percent per annum to reflect a modest anticipated growth rate, or (ii) the average historical growth rate in gross profit of the acquired company during the acquired company's prior three fiscal years.

            Moreover, if any one-third installment of such Options have not become exercisable in accordance with the immediately preceding paragraph, such Options shall become vested and exercisable at the earlier to occur, if any, of the following dates or events:

                  (i) the end of any subsequent fiscal year in the Performance Period if the cumulative Gross Profit objectives for the period ending with the end of such fiscal year as set forth on Appendix A are met or exceeded; provided that the Executive is employed by the Company continuously until the last day of such fiscal year; or

                  (ii) the date which is seven years after the Effective Time; provided the Executive is employed by the Company continuously until such date.

            Notwithstanding the foregoing, upon the occurrence of a change of control of the Parent (as defined in the Stock Option Plan), all unvested Options will become immediately vested and exercisable; provided the Executive is employed by the Company or an affiliate on such date.

                  (c) Unless the Company determines otherwise, the Executive shall forfeit all Options, whether or not vested, if the Executive's employment with the Company or any of its affiliates is terminated for Cause or, if following termination of the Executive's employment with the Company or any of its affiliates for any other reason, the Company determines that, during the period of the Executive's employment, circumstances existed which would have entitled the Company or any such affiliate to terminate the Executive's employment for Cause and the Company notifies Executive of such determination in writing no later than ninety (90) days after termination of Executive's employment with the Company.

                  (d) In connection with the grant of the Options, the Company and the Executive shall enter into an award document which shall set forth the term of the Options, the procedures for exercising the Options and such other terms as the Company may determine, in its reasonable discretion, are necessary and appropriate; provided, however, that notwithstanding the foregoing the Options shall have the longest term permissible under the Stock Option Plan.

5. EMPLOYEE BENEFITS

            The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance, or vacation and paid holidays) that shall be established or adopted by the Company or the Parent for, or made available to, the Company's or the Parent's senior executives. In addition, the Company shall furnish the Executive with the following benefits during his employment under this Agreement:

                  (a) reimburse up to $6,500 per annum for expenses with respect to his participation in the Young President=s Organization ("YPO"). In addition, every year Executive shall be entitled to attend one YPO University one week session and receive reimbursement therefor; and

                  (b) the payment of Executive's reasonable relocation expenses incurred in connection with any move of the Company's principal headquarters at any time during the term of this Agreement in accordance with the policies of the Parent; and

                  (c)      Four (4) weeks vacation per annum; and

                  (d) at the Company's expense, maintain an executive quality apartment or condominium in Provo, Utah for use in connection with Company business.

6.       TERMINATION OF EMPLOYMENT

            6.1. Termination Without Cause.

                6.1.1. General. Subject to the provisions of Sections 6.1.3 and 6.1.4, if, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company without Cause (as defined below), the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for twelve (12) months (such period being referred to hereinafter as the "Severance Period"), at such intervals as the same would have been paid had the Executive remained in the active service of the Company. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as provided in this Agreement. In addition, the Executive may, but only within twelve (12) months after he ceases to be an employee, exercise his Options to the extent they have vested. To the extent that the Executive is not otherwise entitled to exercise the Options at the date of such termination, or if he fails to exercise the Options within the time specified in the preceding sentence, such Options will terminate.

                6.1.2 To the extent that any of the Options would have vested at the end of the fiscal year in which Executive is terminated under Section 4 of this Agreement but for the termination of the Executive without Cause, then notwithstanding Section 6.1.1 hereof, such Options shall vest when the necessary calculations under Section 4 have been completed, and Executive shall have twelve (12) months from such determination date to exercise the Options. The Company shall notify Executive within ten days after the necessary calculations under Section 4 have been completed (which calculations shall be made no later than ninety (90) days after the fiscal year in question) as to whether any of the Options have vested. This provision shall survive termination of the Agreement.

                6.1.3. Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive breaches any of his obligations under
Section 8, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 6.1.1.

                6.1.4. Death During Severance Period. In the event of the Executive's death during the Severance Period, payments of Base Salary under
Section 6.1.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

                6.1.5.   Date  of  Termination.   The  date  of  termination  of
employment without Cause shall be the date specified in a written notice of termination to the Executive as the last day of the Executive's employment.

                6.1.6.   Constructive   Termination.   The  term   "Constructive
Termination" means:

            (a) the continued assignment to Executive of any duties or the continued material reduction in Executive's duties, either of which is materially inconsistent with Executive's position with the Company, for thirty (30) calendar days after Executive's delivery of written notice to the Company objecting to such assignment or reduction; or

            (b) the relocation of the principal place for the rendering of Executive's services hereunder to a location more than twenty (20) miles from Los Angeles or the Company's initial business offices in the San Francisco Area; or

            (c) a material reduction in compensation and benefits under this Agreement, which remains in effect for thirty (30) calendar days after Executive delivers written notice to the company of such material reduction.

         None of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in advance of the occurrence thereof by the Executive and the Company. A Constructive Termination will be treated as a termination of the Executive by the Company without Cause.

6.2.     Termination for Cause; Resignation.

                6.2.1. General. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation. In the event the Executive resigns Executive may, but only within twelve (12) months after he ceases to be an employee, exercise his Options to the extent they have vested. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as provided in this Agreement.

                6.2.2. Date of Termination. The date of termination for Cause shall be the date specified in a written notice of termination to the Executive as the last day of the Executive's employment. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company as the last day of the Executive's employment, or if no date is specified therein, twelve (12) months after receipt by the Company of written notice of resignation from the Executive.

6.3. Cause. Termination for "Cause" shall mean termination of the Executive's employment because of:

                  (a) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, which breach is materially injurious to the Company;

                  (b) the willful and continued failure or refusal of the Executive to substantially perform the duties required of him in his position with the Company, which failure is not cured within twenty
         (20) days following written notice of such failure;

                  (c) any willful violation by the Executive of any material law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates, or the Executive's conviction of, or a plea of nolo contendre to, a felony, or any willful perpetration by the Executive of a common law fraud; or

                  (d) any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

7. DEATH OR DISABILITY

            In the  event of  termination  of  employment  by reason of death or
Disability (as hereinafter defined), the Executive (or his estate, as applicable) shall be entitled to Base Salary through the date of termination. Other benefits shall be determined in accordance with the terms of the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. In addition, the Executive (or his estate or the person or persons to whom the Options may have been transferred by will or by the laws of decent and distribution, as applicable) may, but only within twelve months after Executive ceases to be an employee, exercise Executive's Options to the extent Executive was entitled to exercise such Options on the date of his death or on the date he is terminated by the Company by reason of Disability (all of which shall be terminations without Cause). To the extent that the Executive was not otherwise entitled to exercise the Options on such date, or if he (or his estate or the person or persons to whom the Options may have been transferred by will or by the laws of decent and distribution, as applicable) fails to exercise the Options within the time specified in the preceding sentence, such Options will terminate. For purposes of this Agreement, "Disability" means a physical or mental disability or infirmity of the Executive, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of his duties as an employee of the Company for any continuous period of 180 days, or for 180 days during any one 12-month period.

8. CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION

            8.1. Key-Employee Covenants. The Executive agrees to perform his obligations and duties and to be bound by the terms of the Key-Employee Covenants attached hereto as Appendix B which are incorporated by reference and which shall be in force unless otherwise expressly modified by this Agreement.

                  (a) Executive agrees that the period of non-competition set forth in Section 8 of the Key-Employee Covenants is lengthened from six months to one year. The Company, or the Parent may extend the period of non-competition set forth in Section 8 of the Key-Employee Covenants for up to an additional two (2) years thereafter, provided that (i) where Executive has either voluntarily resigned his employment with the Company or his employment is terminated for Cause, within thirty (30) days of the termination of the applicable non-competition period the Company or the Parent notifies the Executive in writing that it wishes to so extend the period of non-competition for an additional one-year period, (ii) where Executive's employment with the Company is terminated without Cause or as a result of the expiration of the term of this Agreement (where Executive does not continue in the employ of the Company), the Company notifies the Executive in writing within sixty (60) days of the termination of Executive's employment hereunder, that it wishes to so extend the period of non-competition and specifies therein whether such extension shall be for a one (1) or two (2) year period, and (iii) the Company pays Executive for each year that it decides to extend the period of non-competition an amount equal to fifty percent (50%) of Executive's most recent Base Salary, which amount shall be payable by the Company twice monthly over the period in question.

            8.2. Certain Remedies. Without intending to limit the remedies available to the Company, the Executive agrees that a breach of any of the covenants contained in the Key-Employee Covenants may result in material and irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the Key-Employee Covenants or such other relief as may be required specifically to enforce any of the covenants in the Key-Employee Covenants. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding.

9. ARBITRATION

            Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration pursuant to the rules of the American Arbitration Association in Salt Lake City, Utah before three arbitrators of exemplary qualifications and stature. Each party hereto shall choose an independent arbitrator meeting such qualifications within ten (10) business days after demand for arbitration is made and such independent arbitrators shall mutually agree as to the third arbitrator meeting such qualifications within twenty (20) business days after demand for arbitration is made. If such arbitrators cannot come to an agreement as to the third arbitrator by such date, the American Arbitration Association shall appoint the third arbitrator in accordance with its rules and the qualification requirements set forth in this section. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The party that prevails in any arbitration hereunder shall be reimbursed by the other party hereto for any reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration, and such other party shall bear all expenses of the arbitrators. Upon the request of a party, the arbitration award shall specify the factual and legal basis for the award.


10. MISCELLANEOUS

            10.1. Communications. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the party at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to the Company:

                           c/o Nu Skin Enterprises, Inc.
                           75 West Center Street
                           Provo, Utah  84601
                           Tel:  (801) 345-6100
                           Fax:  (801) 345-3099
                           Attention:  Truman Hunt, Esq.

                           with copies to:

                           Shearman & Sterling
                           555 California Street, Suite 2000
                           San Francisco, CA  94104
                           Attention:  Kevin Kennedy, Esq.
                           Telephone:  (415) 616-1100
                           Facsimile:  (415) 616-1199

                  (b)      if to the Executive:

                           627 Marina Boulevard
                           San Francisco, CA 94109
                           Tel:  (415) 931-8836
                           Fax:  (415) 931-8839

            10.2.  Waiver  of  Breach;  Severability.

                  (a) The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver or any subsequent breach by either party.

                  (b) The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

                  10.3. Assignment; Successors. No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company; provided, however that the Company may not assign this Agreement without Executive's consent.

                  10.4. Entire Agreement. This Agreement and the Appendices attached hereto, which are incorporated herein by this reference, contain the entire agreement of the parties with respect to the subject matter hereof, and on and after the Effective Time, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.

                  10.5. Cancellation of Options. As consideration for entering into this Agreement, the Executive agrees to cancel and waive all rights and interest that he may have to the options described in Appendix C effective as of the Effective Time.

                  10.6. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

                  10.7. Governing Law. This Agreement shall be governed by, and construed with, the law of the State of Utah.

                  10.8. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

                  10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, the Parent has agreed and accepted terms hereof, and the Executive has hereunto set his hand, as of the day and year first above written.


                                 PHARMANEX, INC.


                                        By:
                                      Name:
                                     Title:




Agreed and accepted as to its duties pursuant to this Agreement:


NU SKIN ENTERPRISES, INC.


By:
Name:
Title: